PROSPECTUS SUPPLEMENT NO. 5                    Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 10, 2001)      Registration Statement No. 333-66478

                                 GlobeSpan, Inc.


           $130,000,000 5-1/4% Convertible Subordinated Notes due 2006
                                       and
     4,874,391 Shares of Common Stock Issuable upon Conversion of the Notes



          This prospectus supplement relates to the resale by holders of our 5-1/4% Convertible Subordinated Notes due 2006 and shares of common stock issuable upon conversion of the notes. This prospectus supplement may only be delivered or used in connection with our prospectus dated August 10, 2001. Our common stock is traded on the Nasdaq National Market under the symbol "GSPN."


          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  PROSPECTUS SUPPLEMENT DATED OCTOBER 29, 2001

          The information appearing in the following table supplements or supersedes in part the information in the table under the caption "Selling Holders", beginning on page 47 in our prospectus and was provided by or on behalf of the selling holders.


                      Principal     Common
                     Amount of       Stock
                       Notes        Beneficially                 Common Stock
                     Beneficially    Owned              Beneficially Owned After
                     Owned and       Before    Common Stock     Offering
Name                  Offered       Offering    Offered(1)   Amount     Percent
----                  -------       --------    ----------   ------     -------

Sage Capital         $1,350,000      50,618       50,618        0          *


Tribeca Investments, $10,000,000    374,953      374,953        0          *
L.L.C.

* Indicates less than 1%.

(1) Assumes conversion of all the holder's notes at a conversion price of $26.67 per share of common stock and resale of all shares of common stock offered hereby. The conversion price is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.